CORNISH & CAREY COMMERCIAL

ONCOR INTERNATIONAL

SUBLEASE

Exhibit 10.53

Sublessor:	Zamba Corporation a Delaware Corporation	Subleased Premises:	3875 Hopyard Road, Suite 345 Pleasanton, CA 94588

Sublessee:	Park Place Capital Corporation

		Date:	January 9, 2002

1.             Parties:

This Sublease is made and entered into as of January 9, 2002, by and between Zamba Corporation (Sublessor), and Park Place Capital Corporation (Sublessee), under the Master Lease dated September 14, 1998, the First Amendment dated October 15, 1998, Second Amendment dated December 21, 2000, between Square 24 Associates (d.b.a. Square 24 Associates LP), as (Lessor) and Sublessor under this Sublease as (Lessee.)  A copy of the Master Lease is attached hereto as Exhibit “A” and incorporated herein by this reference.

2.             Provisions Constituting Sublease:

2.1.          This Sublease is subject to all of the terms and conditions of the Master Lease. Sublessee hereby assumes and agrees to perform all of the obligations of Lessee under the Master Lease to the extent said obligations apply to the Subleased Premises and Sublessee’s use of the common areas, except as specifically set forth herein. Sublessor hereby agrees to cause Lessor, under the Master Lease, to perform all of the obligations of Lessor thereunder to the extent said obligations apply to the Subleased Premises and Sublessee’s use of the common areas. Sublessee shall not commit or permit to be committed on the Subleased Premises or on any other portion of the Project any act or omission which violates any term or condition of the Master Lease. Except to the extent waived or consented to in writing by the other party or parties hereto who are affected thereby, neither of the parties hereto will, by renegotiation of the Master Lease, assignment, subletting, default or any other voluntary action, avoid or seek to avoid the observance or performance of the terms to be observed or performed hereunder by such party but, will at all times, in good faith assist in carrying out all the terms of this Sublease and in taking all such action as may be necessary or appropriate to protect the rights of the other party or parties hereto who are affected thereby against impairment. Nothing contained in this Section 2.1 or elsewhere in this Sublease shall prevent or prohibit Sublessor from assigning its interest in this Sublease or subletting the Premises to any other third party.

3.             Premises:

Sublessor leases to Sublessee and Sublessee leases from Sublessor the Subleased Premises “as-is” upon all of the terms, covenants and conditions contained in this Sublease. The Subleased Premises consist of approximately 6,201± square feet, per the Master Lease document, located at 3875 Hopyard Road, Suite 345, Pleasanton, California 94588 as shown and described in Exhibit “B”.

4.             Rent:

Upon execution of this Agreement, Sublessee shall deposit into a mutually agreeable escrow account as Rent for the Subleased Premises the sum of Twenty-four Thousand One Hundred Eighty-Three and 90/100 Dollars ($24,183.90), representing the first month’s rent and one months rent to be left in the escrow account for the balance of the sublease term.  Thereafter, rent shall be in accordance with the following schedule:

Months	Amount Square Foot	FULL SERVICE
2 — 11	$ 12,091.95
12-22	$ 12,402.00

5976 WEST LAS POSITAS BOULEVARD, SUITE 120, PLEASANTON, CA 94588 • (925) 467-0900 FAX (925) 467-0911

The rental amount shall be paid, without deductions, offset, prior notice or demand each month to the escrow account to be used for the next month’s rent payment.  All interest shall go directly to the Sublessee.  If the commencement date or the termination date of the Sublease occurs on a date other than the first day or the last day, respectively, of a calendar month, then the Rent for such partial month shall be prorated and the prorated Rent shall be payable on the Sublease commencement date or on the first day of the calendar month in which the Sublease termination date occurs, respectively.

All costs for setting up the escrow account or monthly costs associated with the escrow account or payment for direct deposit to the Landlord for month rental payments shall be solely the responsibility of the Sublessee.

Final decision on the process of rent and operating expense pass through payments by Sublessee to Sublandlord or direct payment to Landlord via assignment of payment or escrow account is subject to Landlord’s approval.

5.             Operating Expenses:

Per the Master Lease and First and Second Amendments, Sublessee shall assume a Base Year 2001.

6.             Security Deposit:

Upon execution of this Agreement, Sublessee shall pay to Sublessor an equivalent of the last month’s rent, equal to $12,402.00 as a noninterest bearing Security Deposit. In the event Sublessee has performed all of the terms and conditions of this Sublease during the term hereof, Sublessor shall return to Sublessee, within ten (10) days after Sublessee has vacated the Subleased Premises, the Security Deposit less any sums due and owing to Sublessor.

7.             Rights of Access and Use:

7.1.          Use:

Sublessee shall use the Subleased Premises only for those purposes permitted in the Master Lease, unless Sublessor and Master Lessor consent in writing to other uses prior to the commencement thereof.

8.             Sublease Term:

8.1.          Sublease Term:

The Sublease Term shall be for the period commencing on February 1, 2002, and continuing through November 30, 2003.  In no event shall the Sublease Term extend beyond the Term of the Master Lease.

8.2.          Inability to Deliver Possession:

In the event Sublessor is unable to deliver possession of the Subleased Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby nor shall this Sublease be void or voidable, but Sublessee shall not be liable for Rent until such time as Sublessor offers to deliver possession of the Subleased Premises to Sublessee, but the term hereof shall not be extended by such delay. If Sublessee, with Sublessor’s consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof and shall pay Rent for the period ending with the commencement of the term at the same rental as that prescribed for the first month of the term prorated at the rate of 1/30th thereof per day. In the event Sublessor has been unable to deliver possession of the Subleased Premises within 30 days from the commencement date, Sublessee, at Sublessee’s option, may terminate this Sublease.

9.             Notices:

All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be given in the manner provided in the Master Lease at the addresses shown below. Sublessor shall notify Sublessee of any Event of Default under the Master Lease, or of any other event of which Sublessor has actual knowledge which will impair Sublessee’s ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following Sublessor’s receipt of notice from the Lessor of an Event of Default or actual knowledge of such impairment.

Sublessor’s Address:	Zamba Corporation Attn: Legal 3033 Excelsior Boulevard Suite 200 Minneapolis, MN 55416	Sublessee’s Address: Park Place Capital Corporation Attn: Jon R. Daurio, Esq. 101 Innovation Dr. #210 Irvine, CA 92612
Phone Number:	(952) 844-3126	Phone Number:	(949) 509-4603
Fax Number:	(952) 832-9383	Fax Number:	(949) 717-3076

10.           Broker Fee:

Upon execution of the Sublease, Sublessor shall pay Cornish & Carey Commercial, a licensed real estate broker, fees set forth in a separate agreement between Sublessor and Broker.

11.           Broker Representation:

The only Brokers involved in this Sublease are Cornish & Carey Commercial representing Sublessor and Saca Commercial representing  Sublessee.  Saca Commercial shall receive a commission equal to four percent (4%) of the total Sublease consideration and Cornish and Carey Commercial shall receive a commission equal to three (3%) of the total Sublease consideration.

12.           Compliance With Americans With Disabilities Act:

☐ Sublessor  ☐ Sublessee shall be responsible for the installation and cost of any and all improvements, alterations or other work required on or to the Subleased Premises or to any other portion of the property and/or building of which the Subleased Premises are a part, required or reasonably necessary because of: (1) Sublessee’s use of the Subleased Premises or any portion thereof; (2) the use by a Sublessee by reason of assignment or sublease; or (3) both, including any improvements, alterations or other work required under the Americans With Disabilities Act of 1990. Compliance with the provisions of this Section 8 shall be a condition of Sublessor granting its consent to any assignment or Sublease of all or a portion of this Sublease and the Subleased Premises described in this Sublease.

13.           Compliance With Nondiscrimination Regulations:
It is understood that it is illegal for Sublessor to refuse to display or sublease the Subleased Premises or to assign, surrender or sell the Master Lease, to any person because of race, color, religion, national origin, sex, sexual orientation, marital status or disability.

14.           Toxic Contamination Disclosure:

Sublessor and Sublessee each acknowledge that they have been advised that numerous federal, state, and/or local laws, ordinances and regulations (Laws) affect the existence and removal, storage, disposal, leakage of and contamination by materials designated as hazardous or toxic (Toxics). Many materials, some utilized in everyday business activities and property maintenance, are designated as hazardous or toxic.

Some of the Laws require that Toxics be removed or cleaned up by landowners, future landowners or former landowners without regard to whether the party required to pay for “clean up” caused the contamination, owned the property at the time the contamination occurred or even knew about the contamination. Some items, such as asbestos or PCBs, which were legal when installed, now are classified as Toxics and are subject to removal requirements. Civil lawsuits for damages resulting from Toxics may be filed by third parties in certain circumstances.

Sublessor and Sublessee each acknowledge that Broker has no specific expertise with respect to environmental assessment or physical condition of the Subleased Premises, including, but not limited to, matters relating to: (i) problems which may be posed by the presence or disposal of hazardous or toxic substances on or from the Subleased Premises, (ii) problems which may be posed by the Subleased Premises being within the Special Studies Zone as designated under the Alquist-Priolo Special Studies Zone Act (Earthquake Zones), Section 2621-2630, inclusive of California Public Resources Code, and (iii) problems which may be posed by the Subleased Premises being within a HUD Flood Zone as set forth in the U.S. Department of Housing and Urban Development “Special Flood Zone Area Maps,” as applicable.

Sublessor and Sublessee each acknowledge that Broker has not made an independent investigation or determination of the physical or environmental condition of the Subleased Premises, including, but not limited to, the existence or nonexistence of any underground tanks, sumps, piping, toxic or hazardous substances on the Subleased Premises. Sublessee agrees that it will rely solely upon its own investigation and/or the investigation of professionals retained by it or Sublessor, and neither Sublessor nor Sublessee shall rely upon Broker to determine the physical and environmental condition of the Subleased Premises or to determine whether, to what extent or in what manner, such condition must be disclosed to potential sublessees, assignees, purchasers or other interested parties.

15.           Signage and Building Security:

At Sublessee’s sole cost and expense and subject to approval by Landlord, Sublessor shall transfer to Sublessee all rights to signage and building security.

16.           Rent Abatement and Damages to Personal Property:

In the event Sublessor, pursuant to the terms of the Master Lease, is entitled to and receives rent abatement, then to the extent such rent abatement affects the Subleased Premises, Sublessee shall be entitled to rent abatement in an amount that the net rentable area of the Subleased Premises bears to the total net rentable area of the Master Lease, and only to the extent any such abatement applies to the Sublease Term.  In addition, any amounts paid or credited to Sublessor under the terms of the Master Lease for damage to personal property shall be credited to Sublessee, subject to the same limitations set forth above.

Sublessor:	ZAMBA CORPORATION

By:	/s/ Michael Carrel	Date:	1/20/02
Michael Carrel — Chief Financial Officer

Sublessee: PARK PLACE CAPITAL CORPORATION

By:	/s/ Jon Daurio	Date:	1/28/02

NOTICE TO SUBLESSOR AND SUBLESSEE: CORNISH & CAREY COMMERCIAL, IS NOT AUTHORIZED TO GIVE LEGAL OR TAX ADVICE; NOTHING CONTAINED IN THIS SUBLEASE OR ANY DISCUSSIONS BETWEEN CORNISH & CAREY COMMERCIAL AND SUBLESSOR AND SUBLESSEE SHALL BE DEEMED TO BE A REPRESENTATION OR RECOMMENDATION BY CORNISH & CAREY COMMERCIAL, OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL EFFECT OR TAX CONSEQUENCES OF THIS DOCUMENT OR ANY TRANSACTION RELATING THERETO. ALL PARTIES ARE ENCOURAGED TO CONSULT WITH THEIR INDEPENDENT FINANCIAL CONSULTANTS AND/OR ATTORNEYS REGARDING THE TRANSACTION CONTEMPLATED BY THIS PROPOSAL.